Exhibit 99.3

Power of Attorney Granted by Susanne M. Tiffany

DURABLE POWER OF ATTORNEY

On this 20th day of January, 1992, I, SUSANNE JANNEY MCCLENAGHAN TIFFANY, of Fauquier County, Virginia, appoint my husband, C. HUNTON TIFFANY, as my attorney-in-fact (herein referred to as "Attorney").

I.           General Grant of Power.   I give to my Attorney full power and authority to do all acts, matters and things in relation to all or any part of or interest in my property (real and personal), estate, affairs or business of every kind or description as I myself might or could do if acting personally, and the fact that specific powers are set forth below shall not be deemed to limit or restrict in any way the general powers and authority hereby conferred.

II.           Specific Powers.  The general grant of powers and authority shall include, but not be limited to, the following powers:

A.          Possession and Management of Real Estate.  To enter upon and take possession of any real estate, lands, buildings, tenements or other structures, or any part thereof or interest therein, wheresoever located, that now or hereafter may belong to me, or to the possession whereof I am or may be or become entitled. To manage any such lands, buildings, tenements or other structures, and to repair, alter, rebuild, reconstruct or raze any buildings, houses, or other structures, or any parts thereof, that are now or hereafter may be erected upon any such lands.

B.          Possession of Personal Property.  To take possession of all personal property, wheresoever situated, that now or hereafter may belong to me, or to the possession whereof I am or may be or become entitled, including but not limited to the authority to enter and take possession of and remove any property from any safe deposit box or vault.

C.          Deposit of Moneys. To deposit in my name and for my credit, with any bank, trust company, building or savings and loan association, money market fund, credit union, or any other banking or financial institution, or stock brokerage house, all moneys to which I am entitled or which may come into my Attorney's hands as such attorney-in-fact, and all bills of exchange, drafts, checks, promissory notes and other securities for money payable belonging to me.

D.          Withdrawal of Moneys.  To withdraw any moneys deposited to my credit at any bank, trust company, building or savings and loan association, money market fund, credit union, or any other banking or financial institution, or stock brokerage house having moneys belonging to me, and, in connection therewith, to draw checks or to make withdrawals in my name.

E.           Investment of Moneys. To invest any moneys my Attorney determines to be available for investment, in my name or otherwise, in or upon any property, real or personal, and in such manner as my Attorney considers advisable without being restricted by any law limiting or restricting the investment of funds, including United States treasury bonds redeemable at par in payment of the federal estate tax? provided, however, nothing shall require my Attorney to invest any moneys.

F.           Sale, Lease, Exchange of Assets.  To assign, convey, lease, exchange, deliver, sell or transfer any property of mine, real or personal, specifically including but not limited to any residence of mine, and to release and waive my right of homestead therein, if any, and to make, execute and deliver any contract, deed, deed of trust, assignment, mortgage, settlement statement, lease, or other writings, with such terms, provisions, covenants, warranties or assurances with respect to any of such property as my Attorney may deem advisable.

G.          Borrowing of Funds.  To borrow upon the security of any property, real or personal, any sums of money, and to sign, seal and deliver notes for the payment of any sums so borrowed, upon such terms and conditions as my Attorney considers advisable, and to sign, seal and deliver as collateral thereto or security therefor a deed of trust, mortgage or pledge upon any property, real or personal, with powers of sale and such other provisions and covenants as my Attorney considers advisable.

H. Expenditure of Funds for My Benefit. To expend funds for my benefit, comfort, care, custody and control in whatever manner my Attorney considers best, and to pay my debts which my Attorney determines to be just and owing.

I.  Transfers to Trusts.  To assign, convey, deliver and transfer any property, real or personal, to any trust established by me for my primary benefit, and the receipt of the property by the Trustee shall relieve my Attorney from all further liability or accountability for such property.

J.  Life Insurance.  To obtain or increase any insurance on my life, and to pay premiums upon policies of insurance.  To exercise all options, rights, benefits and privileges available to me under any life insurance policy.

K.  Disclaimers.  To disclaim for me any gift, inheritance, legacy, bequest, devise or other transfer of any type of property, real or personal, to me.

L.  Collection of Benefits.  To apply for, elect, make claim upon, collect and deposit on my behalf all benefits payable by any governmental body or agency, insurance company, or other entity.

M. Demand and Enforcement of Claims.  To demand, sue for, and enforce the payment of, and receipt for, all rents, moneys, securities for money, debt's, chattels, issues, proceeds and income of any property, real or personal, now or hereafter owned by me, or in which I now have or may hereafter acquire any interest.

N. Commencement and Defense of Lawsuits.  To commence and carry on, or to defend, at law or in equity, all actions, suits and other proceedings touching upon my property, real or personal, or anything in which I or my property, real or personal, in anywise may be concerned.

O. Settlement of Claims.  To settle, adjust, compromise or submit to arbitration all accounts, claims (including tax claims of every kind) and disputes of all kinds in which I may be involved.

P.  Tax Matters.  To prepare, sign and file, or receive copies of any income or gift tax returns, estimates, waivers, consents, protests, receipts, refund claims, requests for rulings, agreements and petitions (including petitions to the Tax Court of the United States); to represent me and to hire counsel to represent me before any governmental agency or court.

Q. Voting of Securities. To vote securities in person or by proxy.

R. Liability Insurance. To insure my property, real or personal, against loss or damage by fire or other casualty, and to pay premiums upon policies of insurance.

S.  Employment of Experts.  To appoint and remove at my said Attorney's pleasure any substitute for, or agent under my said attorney-in-fact in respect to all or any of the matters aforesaid, upon such terms as my said Attorney may deem advisable, and I hereby ratify and confirm all acts done by my said attorney-in-fact, or any substitute agent appointed by my said attorney-in-fact under the power hereinabove conferred, by virtue hereof.  By way of example only, without limitation of the powers and authority under the immediately preceding sentence, my Attorney shall have the powers and authority to employ and compensate any individuals or corporate entities, including accountants, attorneys at law, custodians, trustees, investment counsel, real estate agents, hospitals, physicians, surgeons, dentists, nurses, companions, and any other business, personal, medical or other aid for my welfare, benefit, comfort, care, custody and control, and to do so without liability for any neglect, omission or misconduct of any of such persons, individual or corporate, and to dismiss any of such persons, individual or corporate, at any time with or without cause.

T.  Health Care Power of Attorney.  At any time that a physician licensed to practice medicine has determined that I am incapable of making an informed decision about providing, withholding or withdrawing a specific medical treatment or course of treatment, my Attorney shall have full power and authority to arrange, consent to, authorize, and direct (i) use of, (ii) withholding use of, or (iii) withdrawing use of any and all medication, therapy, surgical procedures, diagnostic procedures, dental care, medical equipment, and any and all other medical, mechanical or other procedures, treatments, and equipment of any and every kind that affect any bodily function, including (but not limited to) artificial respiration, nutritional support and hydration, cardiopulmonary resuscitation, and the administering of any medication or procedure intended to relieve pain, even though such use may lead to physical damage, addiction, or hasten the moment of (but not intentionally cause) my death; and to do so without liability for any neglect, omission or misconduct with respect to such medical treatment or other matters or things authorized herein; and in carrying out the foregoing I specifically authorize and direct my said Attorney to follow any more specific health care declaration, if any, executed by me, or "living will", if any, executed by me.  If any future health care declaration or "living will" executed by me revokes any health care power of attorney executed by me prior thereto in such a way that the health care power of attorney in this document is thereby revoked, then, unless such future revocation plainly indicates otherwise, such future revocation of the health care power of attorney in this document shall be effective to revoke only this one subparagraph titled "Health Care Power of Attorney", and all other paragraphs and provisions of this document shall remain unaffected by such revocation and shall remain in full force and effect.

U.  Signing My Name.  To sign my name to, and to prepare, make, execute, verify, give, file, seal, acknowledge, perform and deliver in my behalf, all checks, drafts, contracts, transfers, assignments, stock certificates, agreements, acquittances, receipts, releases, discharges, and all income, personal property, gift and other tax returns, and all claims for tax refunds or credits, waivers, consents, closing agreements, petitions, pleadings, and all other papers, all with such conditions, terms and provisions as my Attorney may consider desirable.

V.  Funeral Arrangements.  To make advance arrangements for my funeral, burial, disposition of my remains at my death and the purchase of a burial plot and marker and such other related arrangements for religious services, flowers, transportation and other convenient or appropriate goods and services.

III.           Invalidity.  If any provision of this durable power of attorney shall be invalid or unenforceable under applicable law, said provision shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions of this durable power of attorney.

IV.           Power not Affected by Disability.  This durable power of attorney shall not terminate on my disability.  All acts lawfully done by my Attorney during any period in which I am disabled shall have the same effect and inure to the benefit of and bind me and my heirs, devisees, legatees and personal representatives as if I were mentally competent and not disabled.  I hereby, for myself, my heirs, devisees, legatees and personal representatives, ratify and confirm whatever my Attorney may do under this instrument.

V.            No Obligation to Exercise Powers or Authority.  Although I have given my Attorney all of the powers and authority enumerated or referred to above, my Attorney shall not be obligated to exercise any of such powers or authority, and whether or not my Attorney exercises any or all of such powers or authority shall be entirely in the sole discretion of my Attorney, and no person shall have any action, claim, suit or demand against me or my Attorney on account of my Attorney not exercising any of such powers or authority.

VI.           Exoneration of Third Persons.  Each person relying on or acting upon this durable power of attorney shall be entitled to presume conclusively that this durable power of attorney is in full force and effect. Any person may rely on a copy of this durable power of attorney certified by my Attorney to be currently in effect and to be a true and correct copy.  No person relying upon this durable power of attorney shall be required to see to the application or disposition of any moneys or other property, real or personal, paid to or delivered or transferred to my Attorney.

VII.          Headings.  The headings in this durable power of attorney have been inserted for convenience of reference only and shall be ignored in construction of this document.

VIII.         Governing Law.  The laws of the Commonwealth of Virginia shall govern all questions as to the validity of this power and the constructions of its provisions.

WITNESS my signature and seal on this 20th day of January, 1992.

/s/ Susanne Janney McClenaghan Tiffany
___________________________________ (SEAL)
SUSANNE JANNEY MCCLENAGHAN TIFFANY

STATE OF VIRGINIA
COUNTY OF FAUQUIER, to-wit:

Before me, W. N. Tiffany, Jr., a Notary Public in and for the State and County City aforesaid, on this 20th day of January, 1992, personally appeared the principal, SUSANNE JANNEY MCCLENAGHAN TIFFANY, known to me to be the identical person who executed the within and foregoing instrument in my presence, and said principal acknowledged to me that said principal signed the same as said principal's free and voluntary act and deed for the uses and purposes therein set forth.  My commission expires the 31st day of December, 1995.  Given under my hand and NOTARIAL SEAL this 20th day of January, 1992.

NOTARIAL SEAL
/s/ W. N. Tiffany, Jr.
Notary Public